Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the Effective Date (as hereafter defined), by and between TBB CRESCENT PARK DRIVE LLC, a Delaware limited liability company ("Seller"), whose address is c/o The Bancorp Bank, National Association, 155 E. 44th Street, Suite 1015, New York, New York 10017 and WAY MAKER GROWTH FUND, LLC a Texas limited liability company, whose address is 603 E. Broadway St., Prosper, Texas 75078 and/or assigns pursuant to this Agreement ("Purchaser").

RECITALS:

WHEREAS, Seller is the owner of that certain multifamily apartment complex (the "Complex"), located at 11755 Southlake, Houston, TX and more particularly described on Exhibit A, attached hereto; and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to acquire the Property (as hereinafter defined) from Seller and Seller desires to sell the Property to Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:

AGREEMENT:

ARTICLE 1.
DEFINITIONS

1.1         In this Agreement, and in the Exhibits and Schedules attached hereto, the following words and phrases shall have the following meanings:

"Amendment" means an amendment, renewal, supplement, modification, expansion, restatement, extension, or any other change or revision.

"Appurtenances" means all easements, rights-of-way, alleys, adjacent roads, drainage facilities, covenants, restrictions, tenements, strips and gores between the Land and abutting properties, all utility, access and development rights, and all other rights and appurtenances benefiting or appertaining to the Land (as defined below) and the land lying in the streets and roads in front of and adjoining the Land.

"Business Day" means any day other than (a) a Saturday or Sunday, (b) a federal or State of Texas banking holiday or (c) a day on which the county recorder's office in the county where the Property is located is closed.

"Casualty" is defined in Section 10.1.

"Closing" means the closing of the transactions contemplated under this Agreement.

"Closing Date" is defined in Section 6.1.

"Closing Documents" is defined in Section 6.2.

"Condemnation" is defined in Section 10.2.

"Contracts" means all agreements between Seller and any third party and all amendments thereof, for the furnishing of management, brokerage services, service, maintenance, repairs, construction, supplies, equipment, submetering, or other goods and services to the Property, to the extent assignable and Purchaser assumes the same as provided herein.

"Deposits" means all security deposits, expense deposits and/or prepaid rentals received from a Tenant under a Tenant Lease and required to be in the possession of Seller pursuant to the terms of the Tenant Leases and all applicable law.

"Earnest Money" shall mean the sum of the escrow deposits made by Purchaser with Escrow Holder pursuant to Section 3.2.

"Effective Date" means the date of execution of this Agreement by both Purchaser and Seller, whichever occurs later.

"Escrow Holder" means Newmark Title Services, LLC, having an address for notices at 1700 Post Oak Blvd, Suite 250, Houston, TX 77056, Attn: Leah Bokov, e-mail: leah.bokov@nmrk.com.

"Governmental Entity" means the United States, the State, the County, the Town or the City where the Property is located and any other State in which a party to this Agreement is incorporated or organized.

"Improvements" means all buildings, fixtures and other improvements located on the Land.

"Intangible Property" means Seller's interest, in all signs, logos, tradenames, trademarks or styles related to the Property (specifically including the names "Aubrey" and variations thereof and logos related thereto) and all other intangible property related to the Property including, without limitation, all assignable telephone numbers, the web or domain name, all social media accounts, passwords and content relating solely to the Property and not to Seller's overall operations.

"Land" means the real property more particularly described on Exhibit "A" attached hereto.

"Licenses and Permits" means all assignable building and other certificates, licenses, permits and approvals including, without limitation, certificates of occupancy, granted by any Governmental Entity, with respect to the ownership, use, occupancy or operation of all or any portion of the Property.

"Permitted Encumbrances" is defined in Section 4.

"Person" means an individual person, a corporation, limited liability company, partnership, trust, joint venture, proprietorship, estate, association; Governmental Entity or other incorporated or unincorporated enterprise, entity or organization of any kind.

"Personal Property" means Seller's right, title and interest in the furniture, fixtures, equipment, machinery, computers, printers, appliances, and personal property which are used in connection with the ownership, maintenance or operation of the Property, not including Seller's proprietary computer software or software with non-assignable licenses, or any personal property, including golf carts.

"Plans" means all architectural, electrical, mechanical or plumbing plans and specifications, prepared in connection with the Property or any portion thereof, which are in the possession of Seller, to the extent assignable.

"Property" means all of Seller's right, title and interest in and to the Land and Improvements and all Appurtenances, Personal Property, Licenses and Permits, Tenant Leases, Deposits, Contracts, Plans, Warranties and Guaranties, and Intangible Property.

"Tenant" means a tenant or occupant under a Tenant Lease.

"Tenant Lease" means all leases, rental agreements or other agreements which permit or authorize the use and occupancy of apartment units in the Property, together with any and all, if any, guaranties, security deposits, letters of credit, or other security for performance of a Tenant's obligations thereunder, and all Amendments and/or other agreements forming a part thereof.

"Termination Deadline" means July 15, 2024.

"Title Commitment" is defined in Section 4.2

"Title Company" means Newmark Title Services, as agent for Old Republic National Title Insurance Company, Stewart Title Guaranty Company or another nationally-recognized title insurance underwriter.

"Title Policy" is defined in section 4.2.

"Warranties and Guaranties" means all unexpired warranties and guaranties and payment and/or performance bonds required to be provided under the Contracts, and/or running to the benefit of Seller or its affiliates in connection with the Property and the construction, renovation and/or operation thereof, to the extent assignable without cost to Seller.

1.2         Unless specified to the contrary, references to Sections, Exhibits and Schedules mean the particular Section, Exhibit or Schedule in or to this Agreement, all of which Exhibits and Schedules are made a part hereof for all purposes the same as if set forth herein verbatim; it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, such Exhibit attached hereto shall be deemed completed in the form executed.

1.3         Wherever used in this Agreement:

1.    the words "include" or "including" shall be construed as incorporating, also, "but not limited to" or "without limitation";

2.    the word "day" means a calendar day unless otherwise specified;

3.    the word "party" means each of Seller and Purchaser;

4.    the word "law" (or "laws") means any statute, ordinance, resolution, regulation, code, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a Governmental Entity;

5.    each reference to the Property shall be deemed to include "and/or any portion thereof'; and

6.    each reference to $ or dollars means United States dollars.

1.4         Certain other words and phrases are defined or described elsewhere in this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1         Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property.

ARTICLE 3.

PURCHASE PRICE AND EARNEST MONEY

3.1         Purchase Price. Subject to the prorations and adjustments described in Article 7 below, the purchase price (the "Purchase Price") for the Property shall be Forty-Three Million Twenty-Six Thousand Two Hundred Eighty-Four and No/100 Dollars ($43,026,284.00). The Purchase Price shall be paid by Purchaser to Seller by federal funds wire transfer to the Title Company on or prior to the Closing Date.

3.2         Earnest Money.

(a)          Purchaser shall deliver to the Escrow Holder the following amounts on the following dates: (i) $125,000.00 on July 16, 2024; (ii) $125,000.00 on August 29, 2024; (iii) $125,000.00 on October 14, 2024; and (iv) $125,000.00 on November 28, 2024 (total deposits will equal $500,000.00), by federal funds wire transfer (the "Earnest Money"). The Earnest Money shall be non-refundable to Purchaser, except as otherwise expressly set forth in this Agreement. The Earnest Money shall be held in escrow and invested by the Escrow Holder in an interest-bearing account. Purchaser shall be responsible for paying all taxes on any interest earned on the Escrow Money, which obligation shall survive the Closing or earlier termination of this Agreement. Interest earned from the depository on the Earnest Money shall belong to the party entitled to receive the Earnest Money in accordance with this Agreement and shall be disbursed by the Escrow Holder to the party entitled to receive the Ernest Money in accordance with this Agreement. The Earnest Money, to the extent deposited in accordance herewith, shall be applied toward the Purchase Price at Closing, and shall otherwise be paid or applied in accordance with this Agreement. In the event that any portion of the Earnest Money is not timely paid, notwithstanding any other provision of this Agreement such failure shall constitute an immediate default hereunder, and Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, whereupon Seller shall be entitled to retain all portions of the Earnest Money theretofore paid, and neither party shall have any further obligation to the other hereunder, subject only to such matters as may be specifically stated in this Agreement to survive the termination hereof.

(b)          The Escrow Holder shall hold the Earnest Money in escrow pursuant to the following provisions:

(i)    The Escrow Holder is not a party to, and is not bound by, or charged with notice of any agreement out of which this escrow may arise, other than the terms and provisions of this Section 3.2.

(ii)    Escrow Holder shall deliver the Earnest Money to Seller (A) upon the Closing hereunder or (B) in the event that Seller makes a written demand therefor stating that Seller is entitled to the Earnest Money pursuant to the provisions of this Agreement. Escrow Holder shall return the Earnest Money to Purchaser in the event that Purchaser makes a written demand therefor stating that Purchaser is entitled to the Earnest Money pursuant to the provisions of this Agreement. In the event that Escrow Holder intends to release the Earnest Money to either party pursuant to this Section 3.2(b)(ii), then Escrow Holder shall give to the other party not less than five (5) Business Days prior written notice of such fact and if Escrow Holder actually receives written notice during such five (5) Business Day period that such other party objects to the release, then Escrow Holder shall not release the Earnest Money and any such dispute shall be resolved as provided herein.

(iii)    The Escrow Holder is acting solely as a stakeholder and depository as an accommodation to Purchaser and Seller, and is not responsible or liable for any matter or loss arising out of the Escrow Holder's conduct hereunder, except for its gross negligence or willful misfeasance. The Escrow Holder shall not be responsible or liable for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement, or for the identity or authority of any person executing any documents or instruments in connection herewith.

(iv)    Notwithstanding the foregoing, as between Purchaser and Seller, the non-prevailing party in any dispute shall be solely responsible for payment of Escrow Holder's expenses incurred in connection therewith. The Escrow Holder may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the written opinion or instructions of such counsel.

(v)    The Escrow Holder shall be entitled to act or rely upon, and the Escrow Holder shall be protected in acting or relying upon the genuineness and validity of any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document the Escrow Holder shall receive from any party hereto.

(vi)    In the event that (a) the Escrow Holder receives contradictory instructions from the parties hereto, or (b) there shall be any dispute between Seller and Purchaser as to any matter arising under this Agreement or (c) there shall be any uncertainty as to the meaning or applicability of the provisions hereof or any written instructions received by the Escrow Holder pursuant hereto, the Escrow Holder shall continue to hold the Earnest Money pending resolution of the matter if so instructed by written notification from both Seller and Purchaser or if not so instructed shall deposit the Earnest Money with a court of competent jurisdiction at the cost and expense of Purchaser and Seller jointly and severally, and, upon making such deposit, the Escrow Holder shall thereupon be discharged and released from any and all liability with respect to the Earnest Money. The Escrow Holder may dispose of the escrowed funds in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

(vii)    Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto, provided that any direction to the Escrow Holder for such investment shall be in writing and contain the consent of all other parties to this Agreement together with a completed, signed W-9 Form. The Escrow Holder is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof except in instances of gross negligence or willful misfeasance.

(viii)    Upon delivery of the Earnest Money in accordance with the terms hereof, the Escrow Holder shall be discharged and released from any and all liability with respect to the Earnest Money.

(ix)    Escrow Holder may resign as Escrow Holder hereunder at any time upon written notice to Purchaser and Seller, provided that such resignation shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Holder hereunder pursuant to the terms and conditions of this Agreement and the Earnest Money has been transferred to the replacement escrow agent.

(x)    Purchaser and Seller may jointly terminate the services of Escrow Holder hereunder at any time upon written notice to Escrow Holder, provided that such termination shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Holder hereunder pursuant to the terms and conditions of this Agreement and the Earnest Money has been transferred to the replacement escrow agent.

ARTICLE 4.

DELIVERY OF DOCUMENTS

4.1         If not already provided to Purchaser, Seller shall, within three (3) Business Days after the Effective Date, deliver or make available to Purchaser and its employees for inspection at such place or places as such items may be located (provided any such inspections shall be conducted in the presence of Seller or its representative) all books and records maintained by Seller relating to the Property, except, however, that notwithstanding any provision hereof to the contrary, Seller shall have no obligation to deliver or otherwise make available any appraisals, budgets, internal company communications and other information which is privileged or confidential.

4.2         On or before the Effective Date, Seller has delivered to Purchaser an existing title report covering the Property ("Existing Title Report") and an existing survey of the Property ("Existing Survey"). Prior to the Termination Deadline, Purchaser (a) shall obtain a current commitment for an Owner's Policy of Title Insurance issued by the Title Company covering the Property (the "Title Commitment"), whereby said Title Company commits to issue such title policy to Purchaser (the "Title Policy"); and/or (b) if it elects to do so, shall obtain a current survey of the Property ("Survey"), provided that Purchaser's failure to obtain a Survey prior to the Termination Deadline shall be deemed its election to accept title to the Property subject to the state of facts that would be shown on a current, accurate survey of the property. Any items or exceptions to title that are set forth on the Existing Title Report, Title Commitment, Existing Survey and/or Survey or any updates thereto, together with the matters set forth on Exhibit B attached hereto, are referred to as "Permitted Encumbrances".

4.3         On or before the date that is three (3) days after delivery to Purchaser any update to the Title Commitment, or update to the Survey obtained prior to the Termination Deadline (but in no event later than the Closing Date), which includes exception matters not included on the Title Commitment or Survey, as applicable (collectively the "Updates") or on any prior Update, Purchaser shall give written notice (the "Objection Notice") to Seller of any conditions contained in the Update which materially adversely affects the value or current use and operation of the Property and which Purchaser is unwilling to take title subject to (the "Objections"), separately specifying and setting forth each of such Objections. Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed fifteen (15) days in the aggregate. If Purchaser gives Seller an Objection Notice within the timeframe set forth above, then all matters disclosed on such Update which are not objected to in such Objection Notice shall be deemed to be additional Permitted Encumbrances. If Purchaser fails to give Seller an Objection Notice within the periods set forth above, then all matters disclosed shall be deemed to be Permitted Encumbrances.

4.4         Seller shall not be required to expend any money or bring any action or proceeding to cure such Objections, except with respect to Monetary Liens. Notwithstanding any other provision to the contrary contained herein, all mortgages, deeds of trust or other encumbrances evidencing or securing indebtedness of Seller voluntarily executed and recorded against the Property by Seller after the Effective Date including ("Monetary Liens") shall not constitute Permitted Encumbrances and shall be satisfied by Seller at or prior to Closing. Within two (2) days after an Objection Notice is given ("Seller's Response Period"), Seller shall give Purchaser notice (the "Response Notice") if Seller is unable or unwilling to cure any of Purchaser's Objections at or prior to Closing. If Seller does not give a Response Notice within the Seller's Response Period, Seller shall be deemed to have given a Response Notice indicating that Seller is unable or unwilling to cure any of Purchaser's Objections except to the extent obligated to do so pursuant to the other provisions of this Article 4. If Seller's Response Notice indicates (or is deemed to indicate) that Seller is unwilling or unable to cure Purchaser's Objections, then Purchaser may, as its exclusive remedy, elect by written notice given to Seller within one (1) day after the Seller's Response Period, either (a) to accept such title as Seller is able to convey without any reduction or abatement of the Purchase Price, in which event the Objections shall be Permitted Encumbrances or (b) to terminate this Agreement, in which event the Earnest Money and all interest thereon shall be returned to Purchaser (and if Purchaser fails to timely deliver any such notice, Purchaser shall be deemed to have elected to proceed pursuant to clause (a) of this sentence). The Closing Date shall be automatically extended by up to three (3) days following delivery of an Objection Notice, if and to the extent necessary to allow the time periods set forth in this Section 4.4 to fully elapse.

4.5         Seller shall deliver to Purchaser, without representation or warranty, an existing environmental site assessment performed with respect to the Property, and Purchaser may, if it chooses, endeavor to obtain, at Purchaser's sole cost an expense, a reliance letter addressed to Purchaser for its use of such site assessment; provided, however, Purchaser shall not be entitled to perform any invasive testing at the Property without Seller's prior written consent, which may be granted or withheld in Seller's sole discretion.

ARTICLE 5.

CONDITIONS TO CLOSING

5.1         Conditions to Obligations of Purchaser. The obligations of Purchaser to execute and deliver the applicable Closing Documents, to pay the Purchase Price and to perform Purchaser's other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless otherwise specified:

(a)          Seller shall have executed (where applicable) and delivered to the Title Company the Closing Documents to be executed and delivered by Seller.

(b)          Title to the Property shall be free and clear of all matters other than the Permitted Encumbrances.

(c)          All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, subject to such changes permitted under this Agreement due to the ordinary course of operations of the Property.

(d)          Seller shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Seller's part prior to or as of the Closing Date.

If at any time prior to or at Closing Purchaser receives knowledge that any of the foregoing conditions has not or will not be satisfied, then Purchaser shall so notify Seller with specificity within five (5) Business Days after Purchaser first receives such knowledge. If Seller fails to cure such condition on or before the Closing Date and such occurrence is not waived by Purchaser in writing (in its sole discretion), then this Agreement shall terminate, the Earnest Money and any interest thereon shall be paid to Purchaser, and neither party shall have any further obligation to the other hereunder, subject only to such matters as may be specifically stated in this Agreement to survive the termination hereof.

5.2         Conditions to Obligations of Seller. The obligations of Seller to execute and deliver the applicable Closing Documents and to perform Seller's other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

(a)          Purchaser shall have delivered the balance of the Purchase Price due at Closing to the Title Company for delivery to Seller at the Closing pursuant to the terms of this Agreement.

(b)          Purchaser shall have executed (where applicable) and delivered to the Title Company the Closing Documents to be executed and delivered by Purchaser.

(c)          Purchaser shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Purchaser's part prior to or as of the Closing Date.

In the event that any one of the above conditions precedent to the obligations of Seller shall not occur by the Closing Date and the occurrence is not waived by Seller (in its sole discretion), then upon written notice from Seller to Purchaser and Escrow Agent delivered on or prior to the Closing Date, and Purchaser fails to cure such default within (5) days of such notice, this Agreement shall terminate, the Earnest Money and any interest thereon shall be paid to the Seller, and neither party shall have any further obligation to the other hereunder, subject only to such matters as may be specifically stated in this Agreement to survive the termination hereof. The foregoing shall not be deemed to limit the provisions of Section 11.3 with respect to a default governed thereby.

ARTICLE 6.
CLOSING

6.1         Closing. The Closing shall occur on or before December 20, 2024 ("Closing Date"), TIME BEING OF THE ESSENCE, through an escrow with the Title Company, unless the parties mutually agree in writing upon another place or another earlier date. The parties will deliver required closing documents and funds to the Title Company by overnight delivery service, fax, email and wire transfers.

6.2         Seller's Obligations at Closing. At the Closing, Seller shall deliver to the Title Company the following documents (the "Closing Documents"):

(a)          a Special Warranty Deed (herein so called), in form and substance as set forth on Exhibit "C" attached hereto, duly executed and acknowledged by Seller, conveying fee simple title to the Land and Improvements located thereon, subject only to the Permitted Encumbrances;

(b)          an Assignment and Assumption of Leases (herein so called), in form and substance as set forth on Exhibit "D" attached hereto, duly executed by Seller and Purchaser, conveying the Tenant Leases and Deposits for the Property to Purchaser;

(c)          a Bill of Sale (herein so called), in form and substance as set forth on Exhibit "E" attached hereto, duly executed by Seller, conveying the Personal Property owned by Seller for the Property to Purchaser;

(d)          a General Assignment and Assumption (herein so called), in form and substance as set forth on Exhibit "F" attached hereto, duly executed by Seller and Purchaser, conveying the Licenses and Permits, Contracts and Warranties and Guaranties, and Intangible Property owned by Seller for the Property to Purchaser;

(e)          A form of Notice Letter (herein so called) originally executed by Seller and addressed to Tenants under the Tenant Leases, in form and substance as set forth in Exhibit "G" attached hereto;

(f)          A FIRPTA and Owner's Affidavit in form and substance substantially as set forth in Exhibit "H" attached hereto;

(g)          evidence of the authorization of the execution and delivery of the Closing Documents to be executed and delivered by Seller pursuant to this Agreement, as may be reasonably and customarily required by the Title Company;

(m)         a counterpart of a closing statement showing the Purchase Price and all adjustments contemplated herein approved by Purchaser and Seller ("Closing Statement"), executed by Seller;

(n)         an updated rent roll reflecting the Tenant Leases in effect at the Property, dated not more than three (3) days prior to the Closing Date; and

(o)         such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose any liability upon Seller not expressly agreed to in this Agreement.

6.3         Purchaser's Oblitations at Closing. At Closing, Purchaser shall deliver to the Title Company the following:

(a)          the balance of the Purchase Price, by wire transfer of immediately available funds to the account of the Title Company;

(b)          executed counterparts of the Assignment and Assumption of Leases and General Assignment and Assumption, originally executed and acknowledged (where applicable) by Purchaser;

(c)          a certificate of an authorized officer, general partner or managing member of Purchaser, as applicable, reflecting the authorization of (i) the actions to be taken by Purchaser under this Agreement, (ii) the execution and delivery of this Agreement, the Closing Documents and all other documents to be executed and delivered by Purchaser pursuant to this Agreement and/or as customarily required by the Title Company, and (iii) the payment of the Purchase Price;

(d)          a counterpart of the Closing Statement;

(e)          such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose any liability upon Purchaser not expressly agreed to in this Agreement.

6.4         Closing Costs. Purchaser shall pay (i) all recording charges for the deed, (ii) all escrow fees and other charges of the Escrow Holder and/or Title Company (if any), (iii) all costs related to the issuance of any Title Commitment and Title Policy that are not Seller's obligation pursuant to the immediately following sentence, including (A) one half (1/2) of the premium for a basic owner's Title Policy in the amount of the Purchase Price and (B) the cost of any extended coverage or other endorsements or additional coverage of the Title Policy obtained by Purchaser and all title search and examination fees related thereto, (iv) mortgage recording taxes, (v) the cost of any updated survey obtained by Purchaser, and (vi) all other items normally paid by purchasers in real estate transactions in Houston, Texas. Seller shall pay one half (1/2) of the premium for a basic owner's Title Policy in the amount of the Purchase Price. Each party shall pay its own attorneys' fees incurred in connection with the negotiation of this Agreement and the Closing. All other costs and expenses incident to this transaction and the Closing shall be paid by the party incurring same.

ARTICLE 7.
PRORATIONS

7.1         The following shall be apportioned and adjusted between Seller and Purchaser as of 12:01 a.m. (Texas time) on the day of the Closing Date, with the portion applicable to the periods beginning as of such time credited or charged to Purchaser and the portion applicable to periods ending prior to such time credited or charged to Seller, except as otherwise specified:

(a)          rents and additional rents under or in respect of the Tenant Leases, as, when and to the extent actually collected, on the basis of the period for which payable under the applicable Tenant Lease and apportioned on the basis of the actual number of days in such period. Prepaid rents for periods following the Closing Date shall be credited to Purchaser at Closing. Uncollected rent will not be prorated;

(b)          real property taxes and other like and similar municipal taxes and charges against the Property, each on the basis of the fiscal year or other period for which assessed, and apportioned upon the basis of the actual number of days in such year or period;

(c)          subject to Section 7.5, electric, gas, steam, water, sewer and other public utility charges for services furnished to the Property, on the basis of the actual number of days in any period covered by the charge being apportioned (except that no apportionment shall be made for any of such items as are furnished and charged by the applicable utility company directly to Tenants under the Tenant Leases); and

(d)          charges under the Contracts to be assigned by Seller to Purchaser in accordance with Section 14.4, on the basis of the actual number of days in any period covered by the charge being apportioned. Seller shall pay, at or prior to the Closing, all installments or amounts of items which are being apportioned under this Section which became due and payable prior to the Closing Date. Any upfront cable or laundry bonus, commissions or similar payments paid to Seller under any Contracts that are being assigned to Purchaser at Closing shall not be prorated.

7.2         Seller shall pay all unpaid commissions, fees and other charges due on or prior to the Closing to real estate brokers or other Persons with respect to any Tenant Lease beginning prior to the Closing Date. If the Closing occurs, then Purchaser shall be responsible for commissions, fees, or other charges due to real estate brokers not employed by or affiliated with Seller with respect to Tenant Leases due from and after Closing.

7.3         If the Closing occurs before a new real property or other applicable tax rate or charge of a Governmental Entity is fixed, then the apportionment of such tax or charge at the Closing shall be based upon the basis of (i) the assessed value of the Property for the year of the Closing, if known, or the assessed value of the Property for the year before the Closing, if such value is not known, multiplied by (ii) the tax rates for the year of the Closing, if known, or the rates for the year before the Closing, if not known. Seller shall be responsible for the payment of any such real estate and personal property taxes that are delinquent before Closing. Promptly after the new tax rate has been fixed, the apportionment of such tax or charge made at the Closing shall be recalculated and any reimbursement owed by Purchaser to Seller or Seller to Purchaser, as the case may be, shall be paid promptly after such recalculation. If there is an appeal by Seller or Seller's agent with respect to any real property or other applicable tax pending as of the Closing Date relating to such amounts during the current calendar year, then Seller shall control such appeal after Closing, subject to Purchaser's right to consent to any settlement. If Purchaser appeals the real property or other applicable tax (or controls a tax protest) and is successful, Purchaser agrees to pay Seller the portion of such award applicable to Seller's period of ownership (after deducting Purchaser's and Seller's reasonable out of pocket costs and expenses, and reimburse Seller for Seller's costs). If there are any pending appeals relating to prior calendar years, then Seller shall be entitled to control such appeals and all proceeds relating to any such prior calendar year appeals.

7.4         If any Tenant under a Tenant Lease is in arrears in the payment of rent, or other charges, payments received from such Tenant after the Closing shall be applied in the following order of priority: first, to current rents and other sums due Purchaser, including those incurred by Purchaser in collection of such arrears, as the current owner of the Property and landlord under the Tenant Leases, and the balance to any delinquent sums owing to Seller under the Tenant Leases. If any payments from a Tenant received by Purchaser or Seller after the Closing are payable to the other party by reason of this Section, then the appropriate sum shall be promptly paid to the other party. After the Closing, Seller may bring, in Seller's name and at Seller's expense, an action against any delinquent Tenant to collect rent, additional rent, or other payments due Seller for a period prior to the Closing Date, together with the cost of collection thereof; but in no event shall Seller seek any remedy other than collection of funds from the particular Tenant. Seller shall not interfere with other Tenants of the Property and shall comply with all applicable laws in connection with its collection of delinquent sums pursuant to the terms of this paragraph. Notwithstanding anything contained herein to the contrary, nothing shall prevent Purchaser from commencing eviction proceedings against any Tenant for non-payment of current rents as they become due or for non-payment of rents due to Seller prior to Closing. All rights and obligations with regard to delinquent rents shall expire sixty (60) days following the Closing.

7.5         The apportionment of utility charges shall be made upon the basis of charges shown on the latest available bills of such utilities. The charges shown on such available bills for periods prior to the Closing Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Closing Date an apportionment shall be made based on the amount charged for the period covered by such last available bill. Notwithstanding the foregoing, Seller will endeavor to cause the respective utility companies to read their meters or fix their charges to the Closing Date, in which event Seller shall pay such charges, when billed, to the Closing Date, and Purchaser shall pay such charges from and after the Closing Date and/or promptly reimburse Seller for any such charges paid by Seller for any period subsequent to the Closing Date.

7.6         At the Closing, Seller shall be entitled to the return of all deposits or escrows held for Seller's account at or by any public utility company in connection with utility services furnished to the Property, and shall receive a credit against the Purchase Price for any such amounts remaining on deposit or in escrow after Closing, provided such Seller's right to such deposits are assigned to Purchaser at Closing. Prior to the Closing Date, Purchaser shall notify all such public utilities in writing of the applicable transfer of service.

7.7         If any item covered by this Article cannot be apportioned because the same has not been (or cannot be) fully ascertained on the Closing Date, or if any error has been made with respect to any apportionment, then such item shall be apportioned (or corrected, as applicable) as soon as the same is fully ascertained, but no later than ninety (90) days after the Closing Date (or if later and only with respect to the proration of taxes no later than thirty (30) days after the fmal tax rates and values are provided by the applicable Governmental Entity), and shall be paid within ten (10) Business Days thereafter by the appropriate party. Any Property-related bills received after Closing related to the period prior to Closing shall be promptly paid by Seller.

7.8         Subject to the provisions of Section 7.3, real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, pursuant to this Article.

7.9         If, as of the Closing Date, the Property shall be (or shall have become) subject to a special or local assessment or charge of any kind (whether or not yet a lien), then Seller shall pay all installments thereof attributable to periods prior to the Closing Date or due and payable prior to the Closing Date; provided, however, any installment thereof attributable to a period from and after the Closing Date shall be apportioned at the Closing in the same manner as for taxes under Section 7.1(b). Purchaser shall be responsible for all installments of such assessment attributable to the period from and after the Closing Date. However, if such an assessment or assessments shall be due in one lump sum payment, then to the extent such assessment(s) is for improvements in place as of the Effective Date, then such assessment(s) shall be paid by Seller, but if such assessment(s) is for improvements to be made subsequent to the Effective Date, then the same shall be paid by Purchaser.

7.10          In the event either Purchaser or Seller shall owe the other any money as a result of the terms of this Article 7 (whether at Closing or thereafter), then the party owing such money shall pay the other party such money within ten (10) Business Days after the amount is fmally determined.

7.11          At Closing, Purchaser shall receive a credit against the Purchase Price equal to the amount of refundable Deposits required under the Tenant Leases in effect as of the Closing Date. Seller will not use any Deposits for rent or any other defaults by Tenants after the Effective Date, unless the applicable Tenant Lease has been terminated by Seller in the ordinary course and consistent with how Seller has operated the Property.

7.12          This Article 7, and all rights and duties of the parties hereunder, shall survive the Closing.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF SELLER

8.1         (a) PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING, SELLER IS NOT MAKING, AND HEREBY SPECIFICALLY DISCLAIMS MAKING ANY WARRANTY, GUARANTY OR REPRESENTATION, OF ANY KIND OR CHARACTER, WHETHER EXPRESS, IMPLIED, STATUTORY OR ARISING BY OPERATION OF LAW, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (I) THE PHYSICAL AND ENVIRONMENTAL NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, AND THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON (INCLUDING THE PRESENCE OF ASBESTOS OR OTHER HAZARDOUS MATERIALS) OR THE COMPLIANCE OF THE PROPERTY WITH ANY AND ALL APPLICABLE ENVIRONMENTAL LAWS, RULES OR REGULATIONS; (II) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER MATTER AFFECTING TITLE; (III) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, STATUTES, ORDINANCES, RULES, REQUIREMENTS OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; (IV) THE ECONOMIC VIABILITY OR MARKETABILITY OF THE PROPERTY; (V) TAX MATTERS PERTAINING TO THE TRANSACTION CONTEMPLATED HEREBY; (VI) THE ACCURACY OR COMPLETENESS OF ANY REPORTS OR OTHER INFORMATION FURNISHED BY SELLER TO PURCHASER WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ENGINEERING, FINANCIAL, ENVIRONMENTAL OR OTHER REPORTS, STUDIES OR INVESTIGATIONS, IF ANY; (VII) VALUATION; (VIII) HABITABILITY; (IX) MERCHANTABILITY; OR (X) SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT ITS PURCHASE OF THE PROPERTY IS BEING MADE ON AN "AS IS" BASIS, "WITH ALL FAULTS", AND UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, WITHOUT LIMITATION, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY EXIST WITH RESPECT TO THE PROPERTY AND WITH FULL KNOWLEDGE AND ACCEPTANCE BY PURCHASER OF ALL INFORMATION AND MATTERS DISCLOSED IN ANY AND ALL REPORTS, STUDIES, ASSESSMENTS, INVESTIGATIONS, PROPOSALS AND DOCUMENTS FURNISHED TO, OR OBTAINED BY, PURCHASER WITH RESPECT TO THE PROPERTY. FURTHER, PURCHASER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL (1) AGREEMENTS, (2) WARRANTIES OR (3) REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE TRANSACTION CONTEMPLATED HEREBY WHICH HAVE BEEN MADE BY SELLER OR ANY THIRD PARTY.

(b)          EXCEPT AS TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING, FACTUAL INFORMATION RELATED TO PROPERTY TAXES, UTILITY INFORMATION, FINANCIAL PROJECTIONS, PROPERTY DIMENSIONS, SQUARE FOOTAGE, OR SKETCHES SHOWN TO PURCHASER OR SET FORTH HEREIN ARE OR MAY BE APPROXIMATE. PURCHASER REPRESENTS TO SELLER THAT, PURCHASER HAS OR SHALL HAVE, PRIOR TO THE END OF THE TERMINATION DEADLINE, INSPECTED AND VERIFIED SUCH FACTS AND INFORMATION TO PURCHASER'S SATISFACTION, AND THAT NO LIABILITY FOR ANY INACCURACIES, ERRORS OR OMISSIONS WITH RESPECT THERETO IS ASSUMED BY SELLER OR OTHER AGENTS OR REPRESENTATIVES OF SELLER.PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT SALES BROCHURES AND OTHER DOCUMENTS, IF ANY, DELIVERED TO PURCHASER (THE "PROPERTY DOCUMENTS") BOTH PRIOR TO AND FOLLOWING THE DATE OF THIS AGREEMENT, MAY HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER AND THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE PROPERTY DOCUMENTS.

(c)          IN THE EVENT THAT FROM AND AFTER THE CLOSING ANY INVESTIGATION, REMOVAL, ABATEMENT, REMEDIATION, OR OTHER CORRECTIVE ACTION IS AT ANY TIME REQUIRED IN CONNECTION WITH THE PROPERTY AS A RESULT OF THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, HAZARDOUS MATERIALS, OR ENVIRONMENTAL CONTAMINATION (AS EACH SUCH TERM IS DEFINED IN ANY AND ALL APPLICABLE ENVIRONMENTAL LAWS) AT OR ON THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ASBESTOS AND PETROLEUM PRODUCTS AND BYPRODUCTS AND ANY CONSTITUENTS THEREOF, WHICH OCCURS AFTER THE DATE OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NO DUTY OR OBLIGATION TO PERFORM OR CAUSE TO BE PERFORMED ANY SUCH INVESTIGATION, REMOVAL, REMEDIATION, OR CORRECTIVE ACTION.

(d)          "ENVIRONMENTAL LAWS" INCLUDES, BUT IS NOT LIMITED TO, THE RESOURCE CONSERVATION AND RECOVERY ACT (42 U.S.C. §6901, ET SEQ.), THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED BY THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT (42 U.S.C. §9601, ET SEQ.); THE CLEAN AIR ACT (42 U.S.C. §4701, ET SEQ.); THE EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT (42 U.S.C. §1101, ET SEQ.); THE HAZARDOUS SUBSTANCE TRANSPORTATION ACT OF 1974 (49 U.S.C. §1801, ET SEQ.); THE FEDERAL WATER POLLUTION CONTROL ACT (33 U.S.C. §1251, ET SEQ.); THE FEDERAL INSECTICIDE, FUNGICIDE AND RODENTICIDE ACT (7 U.S.C. §137, ET SEQ.); THE SAFE DRINKING WATER ACT (42 U.S.C. §3001, ET SEQ.); AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. §2601, ET SEQ.), AS ANY OF THE SAME MAY BE AMENDED FROM TIME TO TIME, AND ANY COMPARABLE OR SUCCESSOR PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, AND ANY REGULATIONS, ORDERS, RULES, PROCEDURES, GUIDELINES AND THE LIKE PROMULGATED IN CONNECTION THEREWITH.

(e)          PURCHASER ACKNOWLEDGES AND AGREES THAT ANY AND ALL REPORTS, STUDIES, ASSESSMENTS AND OTHER DOCUMENTS FURNISHED BY SELLER AND PREPARED BY THIRD PARTIES ("THIRD PARTY REPORTS"), EVEN IF AT THE DIRECTION OF SELLER, ARE PROVIDED TO PURCHASER AS AN ACCOMMODATION, WITHOUT ANY REPRESENTATION OR WARRANTY REGARDING THE COMPLETENESS OR CORRECTNESS OF SAME. PURCHASER SHALL NOT HOLD SELLER LIABLE FOR ANY INACCURACIES OR INCOMPLETION OF THIRD PARTY REPORTS.

(f)          ADDITIONALLY, SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN.

(g)          THE PROVISIONS OF THIS SECTION 8.1 ARE MATERIAL AND INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER'S PERFORMANCE HEREUNDER, AND SPECIFICALLY INCLUDING NEGOTIATION OF THE AMOUNT OF THE PURCHASE PRICE SET FORTH HEREIN.

(h)          THE PROVISIONS OF THIS SECTION 8.1 SHALL SURVIVE CLOSING.

8.2         Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date:

(a)          Authority, Actions of Seller, Authorization and Consents.

(i)          Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware. There are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Seller in connection with the execution and delivery of this Agreement or any of the Closing Documents (or any other agreement or instrument required hereunder) or the sale or assignment of the Property or in connection with any other action required to be taken by Seller hereunder that will not be received prior to the Closing.

(ii)          Neither the execution and delivery of this Agreement or the Closing Documents by Seller nor the consummation of the transaction contemplated hereby will: (A) violate any provision of Seller's certificate of formation, limited liability company agreement or any other governing documents of Seller; (B) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Seller is a party or by which it is bound; (C) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Seller or upon the Property or business of Seller; or (D) constitute a violation by Seller of any applicable law or regulation to which Seller is subject.

(b)          Bankruptcy. Seller has not: (i) filed any voluntary or to its knowledge had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Seller is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.

(c)          Employees. Purchaser shall not have any obligation with respect to any persons employed by Seller in connection with the Property including to employ any such persons or to make any payment to them.

(d)          Rent Roll. To Seller's knowledge (i) as of the Effective Date, the rent roll delivered to Purchaser pursuant to Section 4.1 ("Rent Roll") is a true and correct copy, in all material respects, of the rent roll that Seller utilizes in the ordinary course of owning and operating and the Property. To Seller's knowledge, there are no leases, subleases or other rental or occupancy agreements with respect to or affecting the Property, other than the Leases listed on the Rent Roll, included in the lease files delivered to Purchaser pursuant to Section 4.1 or expressly disclosed as a part of the Property information delivered or made available to Purchaser pursuant to Section 4.1 and (ii) as of the Closing Date, the rent roll delivered to Purchaser in connection with the Closing shall be a true and correct copy, in all material respects, of the rent roll that Seller utilizes in the ordinary course of owning and operating and the Property.

(d)         Documents Delivered. Seller has not and will not intentionally alter any of the information delivered or made available to Purchaser pursuant to Section 4.1 so as to render same materially misleading or materially incorrect.

(e)          No Notice of Violations. Solely as of the Effective Date, to Seller's knowledge, except as set forth on Schedule 8.2(e) Seller has not received from any Governmental Entity any written notice of a violation of any ordinances, rules, laws or regulations applicable to the Property that remain uncured.

8.3         Survival. The representations and warranties of Seller set forth in subsections 8.2(a)-(c) shall survive the Closing of the transaction contemplated in this Agreement and the delivery of the Special Warranty Deed from Seller to Purchaser for a period of six (6) months from and after the Closing Date, and any claim against Seller for a violation or alleged violation of such representations and warranties shall be asserted in writing within such time period in a written notice to Seller giving reasonable details of the claims and if not so asserted within such time, Purchaser shall be deemed to have waived all such claims and Seller shall have no further liability with respect thereto. The representations and warranties of Seller set forth elsewhere in the Article 8 and anywhere else in this Agreement (unless expressly stated otherwise) shall not survive the Closing of the transaction contemplated in this Agreement. Notwithstanding anything to the contrary contained herein, if prior to Closing Purchaser has knowledge that any representation or warranty of Seller set forth in this Agreement is not true, and nevertheless Purchaser proceeds to close the transaction contemplated by this Agreement, then Purchaser shall be deemed to have irrevocably and unconditionally waived any right to assert any claim against Seller after the Closing with respect to any misrepresentation of which it had knowledge prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, the maximum liability of Seller following the Closing with respect to any provisions hereof that survive Closing and under any documents executed and delivered by Seller at, or in anticipation of, the Closing shall not exceed the aggregate sum of one half of one percent (0.5%) of the Purchase Price, provided that Purchaser shall not assert any claim(s) against Seller following the Closing with respect to the initial Twenty Thousand and No/100 Dollars ($20,000.00) in claims which shall be Purchaser's obligation. The provisions of this Section 8.3 shall survive the Closing.

8.4         Seller's Knowledge. Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Jason Shukofsky ("Seller's Representative"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representative or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. The provisions of this Section 8.4 shall survive the Closing or sooner termination of this Agreement.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

9.1         Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date:

(a)         Authority, Actions of Purchaser and Authorization. Purchaser is a limited liability company duly organized and validly existing under the laws of Texas. Purchaser has all necessary power and lawful authority to own and operate its assets and properties, including, but not limited to the Property, and to carry on its business (including all business contemplated under this Agreement and the Closing Documents). The execution and delivery by Purchaser of this Agreement and the Closing Documents, and the consummation by Purchaser of the transactions contemplated thereby, have been duly authorized by all necessary action of Purchaser. There are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Purchaser in connection with the execution and delivery of this Agreement or any of the Closing Documents (or any other agreement or instrument required hereunder) or the sale or assignment of the Property or in connection with any other action required to be taken by Purchaser hereunder at or before the Closing.

(b)          Consents. Neither the execution and delivery of this Agreement or the Closing Documents by Purchaser nor the consummation of the transaction contemplated hereby will: (i) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Purchaser is a party or by which it is bound; (ii) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Purchaser or upon the property or business of Purchaser; or (iii) constitute a violation by Purchaser of any applicable law or regulation to which Purchaser is subject.

(c)         Anti-Terrorism Laws. Purchaser is not, and will not be, a person or entity with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(d)         Authority. Purchaser and the individual signing this Agreement on behalf of Purchaser, has the full legal power, authority and right to execute and deliver, and to perform their legal obligations under this Agreement. Purchaser's performance hereunder and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser, and no remaining action is required to make this Agreement binding on Purchaser.

9.2         Survival. The representations and warranties of Purchaser set forth in this Article 9 and anywhere else in this Agreement (unless expressly stated otherwise) shall survive the Closing of the transaction contemplated in this Agreement and delivery of the Special Warranty Deed from Seller to Purchaser for a period of six (6) months from and after the Closing Date.

ARTICLE 10.
RISK OF LOSS

10.1          Casualty. Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause (a "Casualty") until the Closing. Promptly after Seller has received notice of the occurrence of any Casualty between the date hereof and the Closing, Seller shall give Purchaser written notice thereof (a "Casualty Notice"), which Casualty Notice shall state the type, location and amount of damage to any of the Property and Seller's good faith estimate of the cost to complete repairs of such Casualty.

(a)          Subject to subsection (c) hereof, if prior to the Closing such a Casualty shall occur and the estimated cost to complete repairs of such Casualty shall equal $10,000,000.00 or more, then in any such event, Purchaser may, at its sole option, terminate this Agreement by written notice to Seller (the "Casualty Termination Notice") within ten (10) Business Days after Purchaser has received the Casualty Notice (provided, however, if the Closing is scheduled for a date which is less than ten days after Purchaser's receipt of the Casualty Notice the Closing shall be postponed until ten (10) Business Days after Purchaser's receipt of the Casualty Notice), in which event if Purchaser so elects to terminate, this Agreement shall be null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations to the other (except as specifically provided in this Agreement). If Purchaser does not timely deliver a Casualty Termination Notice, Purchaser shall be deemed to have elected to proceed to Closing.

(b)          If (i) Purchaser does not elect to terminate this Agreement if the cost to complete repairs to such Casualty shall equal $10,000,000.00 or more, or (ii) the cost to complete repairs of such Casualty shall be less than $10,000,000.00, then the Closing shall take place as provided herein, and at the Closing there shall be assigned to Purchaser all of Seller's right, title and interest in and to any insurance policies covering such Casualty (including rental interruption insurance for the period from and after the Closing Date, to the extent assignable) and all proceeds to be paid thereunder, and Seller shall credit against the Purchase Price, at Closing, an amount equal to the deductible under such policy applicable to such casualty. Seller shall not amend its insurance coverage of the Property without Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed.

(c)          If Purchaser delivers a Casualty Termination Notice pursuant to Section 10.1(a) above, Seller shall have the option to negate such Casualty Termination Notice by delivering to Purchaser, within ten (10) Business Days after receipt of such Casualty Termination Notice, a written notice whereby Seller elects to repair the damage described in the Casualty Notice (a "Seller Casualty Repair Notice"). Following delivery of a Seller Casualty Repair Notice, Seller shall proceed to repair such damage before the Closing in a good and workmanlike manner and if necessary, Seller may extend the Closing Date up to 180 days to complete such repairs. If Seller delivers a Casualty Repair Notice, Seller shall retain all insurance proceeds related to such casualty.

10.2          Condemnation. If, prior to the Closing, an action is threatened in writing or initiated to take or condemn any portion of the Property by eminent domain proceedings or by deed in lieu thereof ("Condemnation"), Seller, upon receipt of written notice of such action from any Governmental Entity, shall promptly give Purchaser written notice of such Condemnation stating the amount, type and location of such Condemnation (a "Condemnation Notice"), and if such Condemnation shall be a Material Taking, Purchaser may, at its sole option, either (a) terminate this Agreement by written notification to Seller ("Condemnation Termination Notice"), within ten (10) Business Days after Purchaser has received the Condemnation Notice (provided, however, if the Closing is scheduled for a date which is less than ten (10) Business Days after Purchaser's receipt of the Condemnation Notice the Closing shall be adjourned until ten (10) Business Days after Purchaser's receipt of the Condemnation Notice) in which event if Purchaser so elects to terminate, this Agreement shall be null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations to the other (except as specifically provided in this Agreement), or (b) consummate the Closing. In the event that Purchaser elects to proceed under clause (b) of the immediately preceding sentence, or in the event of a Condemnation that is not a Material Taking, the award of the condemning authority shall be assigned to Purchaser at the Closing, in form and substance reasonably satisfactory to Seller and Purchaser. If Purchaser does not timely deliver a Condemnation Termination Notice, Purchaser shall be deemed to have elected to proceed to Closing. So long as this Agreement has not been terminated, Seller shall not consent to any condemnation award concerning the Property without first having obtained Purchaser's consent, which consent shall not be unreasonably withheld or delayed. A "Material Taking" means a Condemnation that could result in the permanent taking of any rentable square feet of improvements at the Property or the permanent closure of any street access point to the Property without reasonable replacement thereof.

ARTICLE 11.
DEFAULT

11.1          Permitted Termination. If this Agreement is terminated by either party pursuant to a right expressly given to it hereunder (a "Permitted Termination"), neither party shall have any further obligation to the other party except as expressly provided in the Agreement.

11.2          Default Remedies of Purchaser.

(a)          Seller shall be in default hereunder upon the occurrence of any one or more of the following events:

(i)    any of Seller's warranties or representations set forth herein are untrue or inaccurate in any material respect and Seller fails to cure the condition rendering such warranty or representation untrue or inaccurate within ten (10) days after notice from Purchaser of such untruth or inaccuracy; or

(ii)    Seller shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement or, if no such time limits are set forth, within ten (10) days after notice from Purchaser of such failure, for any reason other than a Permitted Termination.

(b)          In the event of a default by Seller under this Section 11.2, Purchaser may, at Purchaser's sole option, do any of the following:

(i)         terminate this Agreement by written notice delivered to Seller and Escrow Agent at or prior to the Closing, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser, and neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein and those that expressly survive the termination of this Agreement; or

(ii)         enforce specific performance of this Agreement against Seller, provided that any action for specific performance must be brought no later than sixty (60) days after the last scheduled Closing Date.

11.3          Default Remedies of Seller.

(a)          Purchaser shall be in default hereunder upon the occurrence of any one or more of the following events:

(i)    any of Purchaser's warranties or representations set forth herein are untrue or inaccurate in any material respect and Purchaser fails to cure the condition rendering such representation or warranty untrue or inaccurate within ten (10) days after notice from Seller of such untruth or inaccuracy; or

(ii)    Purchaser shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement, or, if no such time limits are set forth, within ten (10) days after notice from Seller of such failure, for any reason other than a Permitted Termination, except that notwithstanding the foregoing, it shall constitute an immediate default if Purchaser fails to fulfill its obligation to timely consummate the Closing as and when required hereunder.

(b)          In the event of a default by Purchaser under this Section 11.3, Seller may, as its sole and exclusive remedy, terminate this Agreement by written notice delivered to Purchaser at or prior to the Closing, in which event Seller shall retain all of the Earnest Money actually deposited and any interest thereon, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default by Purchaser hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default and thereafter neither Seller nor Purchaser shall have any obligations to the other under this Agreement, except as specifically set forth herein. SELLER EXPRESSLY WAIVES ALL OF ITS OTHER RIGHTS OR REMEDIES, AT LAW OR IN EQUITY FOR BREACH OF THIS AGREEMENT BY PURCHASER PRIOR TO CLOSING, INCLUDING BUT NOT LIMITED TO A SUIT TO ENFORCE SPECIFIC PERFORMANCE AND DAMAGES (EXCEPT THAT SELLER MAY BRING A LEGAL ACTION TO ENFORCE ANY INDEMNIFICATION BY PURCHASER AS EXPRESSLY PROVIDED HEREIN).

11.4          Exculpation. Notwithstanding anything to the contrary in this Agreement, none of Purchaser's or Seller's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing, shall be liable under this Agreement, and each party shall look solely to the assets of Purchaser or Seller, as applicable, for the payment of any claim or the performance of any obligation by the other party. In no event shall either Purchaser or Seller be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

ARTICLE 12.

FUTURE OPERATIONS

12.1          Operations. Seller hereby agrees and covenants that from the date hereof through the Closing or earlier termination of this Agreement that Seller will:

1.    not enter into any contract, agreement or other arrangement with regards to the Property which will be binding on Purchaser or the Property after the Closing, other than leasing of units at the Property at market rents and in accordance with past practices and customs, without the prior written approval of Purchaser; provided that all new leases shall be on the form of lease currently used or such other form as may be approved by Purchaser in its reasonable discretion, and any move-in incentives granted to tenants shall be consistent with those customarily provided in the ordinary course of Seller's business in accordance with past practices and customs;

2.    operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement; and

3.    not voluntarily subject the Property to any liens, deeds of trust, mortgages, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed.

12.2.          Further Marketing; Termination. During the pendency of this transaction between the Parties, Seller shall have the right to cause the Property to continue to be marketed, to cause the Property to be shown to other third parties for purchase, and to solicit other purchasers while this Agreement is in effect. Seller shall have the right to terminate this Agreement by written notice to Purchaser at any time prior to Closing, including to facilitate the sale of the Property to a third party. In the event that Seller terminates this Agreement pursuant to this Section 12.2, Purchaser shall be entitled to receive the Earnest Money and any interest thereon, whereupon neither party shall have any further obligation to the other hereunder, subject only to such matters as may be specifically stated in this Agreement to survive the termination hereof.

ARTICLE 13.
BROKERS

13.1          Seller represents and warrants to Purchaser, and Purchaser represents warrants to Seller, each for itself, that it knows of no broker or finder who has claimed or who has the right to claim any fee, commission or other similar compensation in connection with the transaction contemplated by this Agreement, and that it has taken no actions which would form the basis for such a claim.

13.2         Seller shall indemnify, hold harmless and defend Purchaser against all liability, loss, cost, claim or expense arising out of any breach of Seller's obligations or representations in Section 13.1. Purchaser shall indemnify, hold harmless, and defend Seller against all liability, loss, cost, claim or expense arising out of any breach of Purchaser's obligations or representations in Section 13.1.

13.3         This Article 13 shall survive the Closing (or, if the Closing does not occur, the earlier termination of this Agreement).

ARTICLE 14.

DUE DILIGENCE REVIEW

14.1          Purchaser's Right to Inspect the Property. Purchaser, at Purchaser's sole cost and expense, shall be entitled, during the term of this Agreement, at reasonable times and following reasonable notice to Seller, to inspect and review the Property and all matters relating to the Property (the "Due Diligence Review"), including without limitation the physical condition of the Property, Contracts, Leases, plans, surveys, title examinations and all other materials in Seller's possession concerning the Property as Purchaser may reasonably request, provided that they are not confidential, proprietary or privileged. During the Due Diligence Review, Purchaser, at Purchaser's sole cost, shall also have the right to make such inspections, investigations and tests and make photocopies of such materials as Purchaser may elect to make or obtain, subject to the Tenants' rights and excluding matters which are confidential, privileged or proprietary. Seller will arrange access to Purchaser and Purchaser's agents to the Property at reasonable times following reasonable notice. Purchaser and Purchaser's representatives, agents, designees and contractors have the right during the term of this Agreement upon not less than two (2) Business Days prior written notice to Seller, at Purchaser's sole cost, to enter the Property to conduct any environmental, soils, seismic, hydro geologic, geologic and engineering tests and studies with respect to the Property (each, an "Environmental Investigation"), provided that notwithstanding any other provision hereof, Purchaser shall not perform any invasive testing without Seller's prior written approval, which approval shall be granted or withheld in Seller's sole discretion. Through Closing, Purchaser shall have the right to physically inspect the Property; provided, however, that Purchaser shall not have any right to terminate this Agreement on account of the results of any inspections after the Termination Deadline.

14.2          Termination of This Agreement. Purchaser, at its sole discretion, may elect to terminate this Agreement for any reason or no reason at all, by giving written notice thereof prior to the Termination Deadline ("Termination Notice") to Seller and the Escrow Holder. If Purchaser timely gives a Termination Notice, then Purchaser shall be entitled to receive the Earnest Money from Escrow Holder, and neither party shall have any further obligation to the other hereunder, subject only to such matters as may be specifically stated in this Agreement to survive the termination hereof. If the Termination Notice is not timely given, (i) this Agreement shall remain in full force and effect and all obligations of each party hereunder shall continue, and (ii) except as otherwise expressly provided in this Agreement, the Earnest Money shall be non-refundable to Purchaser.

14.3          Purchaser's Responsibility and Indemnity. Purchaser's right to inspect the Property and conduct the tests referred to in Section 14.1 is subject to the condition that such inspection and tests shall not materially interfere with the operation of the Property or with the use and occupancy of any Tenant at the Property. Purchaser shall obtain and/or shall require all consultants and third-party designated representatives to obtain and maintain, with an insurance company or insurance companies reasonably satisfactory to Seller and on a primary and non‐contributory basis, (a) a policy of commercial general public liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations hereunder, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, all of which insurance shall be written on an "occurrence form", and (b) a policy of business automobile liability insurance with a minimum limit of $1,000,000, each insuring Seller and its affiliates as additional insureds and waiving all rights of subrogation (certificates of which shall be given to Seller prior to the first entry by Purchaser or its consultants and/or representatives on the Property). Purchaser shall be responsible for and shall indemnify Seller against all damages or loss which may arise as a result of or in connection with any tests or inspections conducted by Purchaser or its representatives or agents, excluding the mere discovery of any pre-existing condition(s) on or about the Property (unless discovered as a result of any testing performed in violation of this Agreement) and the extent of any loss caused by the negligence or misconduct of Seller or any agent, contractor or employee of Seller. Purchaser shall promptly repair any such damage and restore the Property to the condition that the Property was in immediately prior to such inspections and tests and shall not allow any liens to attach to the Property in connection with any such inspections and tests. The provisions of this Section 14.3 shall survive the Closing or sooner termination of this Agreement.

14.4          Termination of Contracts. Purchaser may, by notice given to Seller on or prior to the Termination Deadline, request that Seller terminate one or more of the Contracts effective as of the Closing Date; provided, however, that Purchaser shall not be entitled to cause Seller to terminate any contracts that are non-terminable by their terms (whether or not such contract has a provision for a termination fee)(collectively, the "Non-Terminable Contracts"). Seller shall so terminate such Contracts (other than the Non-Terminable Contracts), provided that Seller shall not be obligated to pay any fee, amount or penalty incurred as a result of such termination, and Purchaser shall indemnify Seller against any such costs. All Contracts not so terminated shall be assigned at Closing by Seller to Purchaser pursuant to the General Assignment and Assumption Agreement, except for any such Contracts that are non-assignable, in which event, it shall be deemed that Purchaser requested that same be terminated in accordance herewith. Notwithstanding anything to the contrary in this Agreement, the property management agreement in place for the Property shall be terminated at Closing at Seller's sole cost and expense.

14.5          Confidentiality. Purchaser shall not disclose the contents of any documents delivered to Purchaser pursuant to Sections 4.1 or 14.1 hereof, any results from Purchaser's Due Diligence Investigation, including but not limited to the results of any Environmental Investigation to any Person or Governmental Entity without the prior written consent of Seller, except as Purchaser may otherwise be required by any applicable law, rule or regulation, and except as may be reasonably necessary to third parties assisting Purchaser with analyzing and investigating such information in connection with this transaction, including Purchaser's current or prospective agents, attorneys, representatives, advisors, consultants, engineers, contractors, direct or indirect owners (and their respective family members), lenders and investors and their respective current or prospective agents, attorneys, representatives, advisors, consultants, engineers, contractors, direct or indirect owners (and their respective family members), lenders and investors (collectively "Purchaser's Representatives"). Purchaser and Purchaser's Representatives may disclose, any information or documentation that (i) is readily ascertainable by the general public, or (ii) is deemed advisable by Purchaser to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting Purchaser in connection with the transaction contemplated by this Agreement so long as such persons agree in writing to the confidential nature of such information and the non-disclosure obligations hereunder. Purchaser consents to the disclosure of information regarding the status of this Agreement and its performance of its obligations hereunder with any affiliate of Purchaser as more particularly described on Exhibit I attached hereto or any other loan made by The Bancorp Bank, N.A. or any affiliate of The Bancorp Bank, N.A. to any affiliate of Purchaser (the "Affiliate Loans"). This Section 14.5 shall survive the termination of this Agreement.

14.6         Seller Cooperation. Subject to Section 14.1 and 14.5 , Seller agrees to cooperate with and furnish any information reasonably requested by Purchaser's appraiser, lender and other third party consultants, to the extent in Seller's possession.

14.7          Non-solicitation. Purchaser shall not solicit or employ any of Seller's or Seller' management company employees after the Effective Date. This covenant shall survive Closing for a twelve (12) month period.

ARTICLE 15.

INTENTIONALLY DELETED

ARTICLE 16.

MISCELLANEOUS

16.1          Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective (a) on the date when personally delivered to the address of the party to receive such notice set forth below, (b) on the date when transmitted if sent via electronic mail, (c) the next succeeding Business Day after deposit with a nationally recognized overnight courier service (e.g., Federal Express) and addressed to the party as set forth below, or (d) three days after when deposited in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, (with a confirmation copy sent by email the day said certified or registered mail is mailed) addressed as follows:

If to Seller:	TBB Crescent Park Drive LLC c/o The Bancorp Bank, National Association 155 E. 44th Street, Suite 1015 New York, NY 10017 Attention: Olek DeRowe E-mail: oderowe@thebancorp.com

With a copy to:	Sills Cummis & Gross P.C. One River-front Plaza Newark, New Jersey 07102 Attention: Robert Hempstead and Clint Kakstys E-mail: rhempstead@sillscummis.com and ckakstys@sillscummis.com

With a copy to:	Sills Cummis & Gross P.C. One River-front Plaza Newark, New Jersey 07102 Attention: Robert Hempstead and Clint Kakstys E-mail: rhempstead@sillscummis.com and ckakstys@sillscummis.com or such other place as Seller or Purchaser, respectively, may from time to time designate by written notice to the other. A copy of any notice sent by email shall contemporaneously be sent by one of the other methods set forth in this Section 16.1 unless the recipient acknowledges receipt of such notice by reply email. A notice may be given by a party or by a party's attorney at law.

16.2          Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. The parties hereto do not intend to confer any benefit hereunder on any Person other than the parties hereto.

16.3          Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

16.4          Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

16.5          Governing Law. This Agreement shall be governed by the laws of the State of Texas. Venue in any litigation commenced in connection with this Agreement shall be proper in Han-is County, Texas, and the parties agree to submit to personal jurisdiction in such venue.

16.6          Successors and Assigns. This Agreement shall bind and inure to the benefit of Seller, Purchaser, and their respective successors and permitted assigns.

16.7          Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

16.8          Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement may be executed by facsimile transmission or by email via .pdf (or its equivalent) format or other electronic means (e.g., DocuSign), in each case, with the same force and effect as originals.

16.9          Construction. The words "herein" "hereof "hereunder" and other similar compounds of the words "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Marginal notes are inserted for convenience only and shall not form part of the text of this Agreement. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.

16.10          Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

16.12          No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Purchaser and Seller.

16.13          Assignment. Except as provided in this Section, this Agreement may not be assigned by Purchaser. The foregoing sentence to the contrary notwithstanding, Purchaser may assign this Agreement to one or more entities owned or controlled (either directly or indirectly) by Purchaser or its principals or members. Purchaser shall, no later than five (5) Business Days prior to the Closing Date, provide to Seller written notice of such assignment together with an executed assignment and assumption agreement reasonably acceptable to Seller. No assignment of this Agreement shall relieve the Purchaser named herein of its obligations and liabilities hereunder.

16.14          Time of the Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that time is of the essence with respect to all dates set forth in this Agreement, including the Closing Date.

16.15          Timing. If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the State of Texas, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

16.16          Attorney's Fees. In the event of any dispute between the parties concerning this Agreement, the non-prevailing party in such dispute shall reimburse the prevailing party for its attorney's fees incurred in connection with such dispute.

16.17          Section 1031 Exchange. The parties acknowledge that each other may elect to effect the acquisition or disposition of the Property pursuant to this Agreement as a like-kind exchange pursuant to Section 1031 of the United States Internal Revenue Code (an "Exchange"). Each party agrees to cooperate with the other in all respects in effecting such Exchange, including, without limitation, by executing and delivering such documents as may be customarily required in such exchange transactions, provided that the other party shall not be required to incur any expense or additional obligation or liability in connection therewith nor shall any such Exchange delay the Closing Date.

16.18          Purchase Price Allocation. Purchaser and Seller shall use reasonable efforts to agree upon the allocation of the Purchase Price between real property, intangible personal property, and tangible personal property for state and local tax purposes no later than five (5) days prior to the Closing Date. Such allocation shall be based on a report prepared by an independent accounting firm reasonably acceptable to Purchaser and Seller, which shall be engaged by Purchaser at Purchaser's sole cost and expense. If, for any reason, such report is not completed prior to Closing, there shall be no agreed upon allocation of the Purchase Price pursuant to this Section 16.18. Purchaser and Seller acknowledge that state and local tax allocations may differ significantly from federal tax reporting.

16.19          Survival. No provisions of this Agreement shall survive such termination of this Agreement or the Closing, unless expressly stated to so survive. Except for Section 16.17, this Article 16 shall survive the Closing or sooner termination of this Agreement.

16.20          No Offer. Submission of this form of this Agreement for examination shall not bind Seller in any manner nor be construed as an offer to sell, and no contract or obligations of Seller shall arise until this instrument is executed by both Seller and Purchaser and delivery is made to each.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELLER:	TBB CRESCENT PARK DRIVE LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER:	WAY MAKER GROWTH FUND, LLC, a Texas limited liability company

By: WAY MAKER FUND MANAGER, LLC, a Texas limited liability company

By:
Name:
Title:

ESCROW HOLDER:	NEWMARK TITLE SERVICES, INC.

By:
Name:
Title: